Exhibit 99.1

News Release

Contacts:

Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors & Analysts)

Ed Loyd, 980-636-5145, eloyd@chiquita.com, (Media)

LEADING PROXY ADVISORY FIRM ISS CHANGES RECOMMENDATION TO Chiquita Shareholders TO VOTE “For” PROPOSED Combination With Fyffes

Combination with Fyffes Garners Industry Research Analyst Support

CHARLOTTE, N.C., October 20, 2014 – Chiquita Brands International, Inc. (NYSE:CQB) (“Chiquita”) today announced that Institutional Shareholder Services (“ISS”), a leading independent proxy voting and corporate governance advisory firm, has changed its previous recommendation and is advising its clients to vote “FOR” Chiquita’s revised merger agreement with Fyffes plc (ESM: FFY ID: AIM: FFY LN) (“Fyffes”) (the "Combination"). ISS is now recommending that Chiquita shareholders vote “FOR” the pending combination with Fyffes.

In its revised recommendation issued on October 20, 2014, ISS stated:

“After reviewing the value and relative certainty of the two competing transactions, as well as the appropriateness of the target board’s response to the unsolicited bid, ISS has concluded that the $14.00 Cutrale/Safra offer, while higher than Chiquita closing prices immediately prior to the Cutrale/Safra’s first bid, does not provide sufficient compensation to Chiquita shareholders to warrant giving up on the potential upside of the revised Fyffes transaction.”*

“While the Cutrale/Safra cash bid appears to offer relative certainty of value, it does not appear to offer a sufficient premium to the value of the ChiquitaFyffes combination, as indicated by present value of 2016 EBITDA and free cash flow multiples. As the target board’s response to the unsolicited bid appears to have been appropriate—leading, ultimately, to improvements in both offers prior to the definitive shareholder vote—there does not appear to be any credible evidence the Chiquita board has not been acting in shareholders’ best interest.”*

“Accordingly, Chiquita shareholders should vote FOR the Fyffes transaction and AGAINST Cutrale/Safra’s proposal to give Cutrale/Safra unilateral ability to further adjourn the Chiquita shareholder meeting.”*

In response to ISS’ positive recommendation, Edward F. Lonergan, President and Chief Executive Officer of Chiquita commented:

“We are pleased that ISS recognizes the increased value provided to Chiquita shareholders under our revised transaction with Fyffes, including an improved exchange ratio and increased synergies estimates. The Chiquita Board continues to strongly believe in the strategic merits and value provided by the revised ChiquitaFyffes transaction, which it believes will create a combined company that is better positioned to succeed in a highly competitive marketplace, while driving strong performance and value for shareholders. We look forward to completing the transaction expeditiously and urge shareholders to follow ISS’ recommendation by voting “FOR” the proposed combination with Fyffes.”

Combination with Fyffes Garners Industry Research Analyst Support

In addition to ISS’ support, a leading industry research analyst has recently provided favorable commentary on Chiquita’s proposed combination with Fyffes and the value the combination will deliver to Chiquita shareholders:

“In the current environment, we understand some investors questioning the decision to forego a certain $14 value, but one must remember that this market will indeed turn better, and we believe that true shareholders would prefer a tie-up with Fyffes - along with the inherent value creation potential that it brings - instead of a stubbornly low bid from a Brazilian orange concentrate producer, whose real goal in our view is to steal an asset away in order to diversify its portfolio. Consider the lengths that Fyffes has been willing to go in order to merge with Chiquita vs. the actions of Cutrale/Safra, to date; it seems clear to us who sees value creation potential for the long haul vs. who is looking for a quick (economical) fix. We applaud CQB management and its Board for aiming to protect shareholder interests, even if some don't fully yet realize such.”*

-	Brett M. Hundley, BB&T Capital Markets (October 17, 2014)

As previously announced on September 26, 2014, the Board of Directors of Chiquita and Fyffes unanimously approved a revised agreement for the proposed combination of Chiquita and Fyffes. Under the terms of the amended agreement, Fyffes shareholders will receive 0.1113 ChiquitaFyffes shares for each Fyffes share they hold and Chiquita shareholders will receive one ChiquitaFyffes share for each Chiquita share that they hold upon completion of the Combination.

A Special Meeting of Chiquita shareholders to approve the definitive transaction agreement between Chiquita and Fyffes, as revised on September 25, 2014, is scheduled for October 24, 2014 at 9:00 a.m. ET.

CHIQUITA’S BOARD URGES SHAREHOLDERS TO VOTE “FOR” THE PROPOSED TRANSACTION WITH FYFFES

Whether or not shareholders plan to attend the Special Meeting, the Board urges all shareholders to vote “FOR” the transaction and the other Chiquita proposals by signing, dating and returning the WHITE proxy card at each shareholder’s earliest convenience. Internet and telephone voting options are also available and easy to follow instructions may be found in the proxy. Shareholders can also vote for the ChiquitaFyffes transaction on the gold proxy card by marking the appropriate “FOR” boxes (proposals 1-5: Cutrale / Safra previously withdrew its proposal 6). The method by which shareholders vote does not limit shareholders right to vote in person at the special meeting. Shareholders with any questions or for assistance in submitting their proxy should contact Mackenzie Partners, toll-free at (800) 322-2885 or Alliance Advisors, LLC, toll-free at (855) 976-3330.

* Permission to use quotations from the ISS report and BB&T Capital Markets report was neither sought nor obtained.

About Chiquita Brands International, Inc.

Chiquita Brands (NYSE:CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads and other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs approximately 20,000 people and has operations in nearly 70 countries worldwide. For more information, please visit www.chiquita.com.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed combination of Chiquita and Fyffes or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Additional Information Has Been Filed and Will Be Filed with the SEC

Regarding the transaction with Fyffes, ChiquitaFyffes Limited, a private limited company organized under the laws of Ireland ("ChiquitaFyffes") has filed with the SEC a registration statement on Form S-4 that includes a Proxy Statement that also constitutes a Prospectus of ChiquitaFyffes. The registration statement was declared effective by the SEC on July 25, 2014. The Form S-4 also includes the Scheme Circular and Explanatory Statement required to be sent to Fyffes shareholders for the purpose of seeking their approval of the combination. Each of Chiquita and Fyffes has completed mailing to their respective shareholders the definitive Proxy Statement/Prospectus/Scheme Circular in connection with the proposed combination of Chiquita and Fyffes and related transactions. ChiquitaFyffes has filed with the SEC a post-effective amendment to the registration statement on Form S-4 that includes a First Supplement to the Proxy Statement/Prospectus/Scheme Circular. The post-effective amendment to the registration statement on Form S-4 was declared effective by the SEC on October 8, 2014. Each of Chiquita and Fyffes has completed mailing the First Supplement to the Proxy Statement/Prospectus/Scheme Circular to each of the Chiquita shareholders that previously received the Proxy Statement/Prospectus and to each of the Fyffes shareholders who appears on the register of shareholders as of the date of the mailing. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS/SCHEME CIRCULAR (INCLUDING THE SCHEME EXPLANATORY STATEMENT) , THE FIRST SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS/SCHEME CIRCULAR AND OTHER RELEVANT DOCUMENTS (INCLUDING A SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS/SCHEME CIRCULAR DESCRIBING THE REVISED TERMS FOR THE FYFFES TRANSACTION) FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CHIQUITA, FYFFES, CHIQUITAFYFFES, THE COMBINATION AND RELATED MATTERS. Investors and security holders are able to obtain free copies of the definitive Proxy Statement/Prospectus/Scheme Circular (including the Scheme), the First Supplement to the Proxy Statement/Prospectus/Scheme Circular and other documents filed with the SEC by ChiquitaFyffes, Chiquita and Fyffes through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders are able to obtain free copies of the definitive Proxy Statement/Prospectus/Scheme Circular (including the Scheme), the definitive First Supplement to the Proxy Statement/Prospectus/Scheme Circular and other documents filed by Chiquita, Fyffes and ChiquitaFyffes with the SEC by contacting Chiquita Investor Relations at: Chiquita Brands International, Inc., c/o Corporate Secretary, 550 South Caldwell Street, Charlotte, North Carolina 28202 or by calling (980) 636-5000, or by contacting Fyffes Investor Relations at c/o Seamus Keenan, Company Secretary, Fyffes, 29 North Anne Street, Dublin 7, Ireland or by calling + 353 1 887 2700.

Participants In The Solicitation

Chiquita, Fyffes, ChiquitaFyffes and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the combination. Information about the directors and executive officers of Fyffes is set forth in its Annual Report for the year ended December 31, 2013, which was published on April 11, 2014 and is available on the Fyffes website at www.fyffes.com. Information about the directors and executive officers of Chiquita is set forth in its Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 4, 2014 and its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on April 11, 2014. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the definitive Proxy Statement/Prospectus/Scheme Circular and the First Supplement to the Proxy Statement/Prospectus/Scheme Circular described above that were mailed to shareholders and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

This communication contains certain statements that are "forward-looking statements." These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita and Fyffes, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting Chiquita and/or Fyffes or the industry, labor relations, taxes, political instability and terrorism; unusual weather events, conditions or crop risks; continued ability of Chiquita and Fyffes to access the capital and credit markets on commercially reasonable terms and comply with the terms of their debt instruments; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving Chiquita and/or Fyffes, as well as the legal fees and other costs incurred in connection with these items. Readers are cautioned that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Forward-looking statements relating to the combination involving Fyffes and Chiquita include, but are not limited to: statements about the benefits of the combination, including expected synergies and future financial and operating results; Fyffes and Chiquita's plans, objectives, expectations and intentions; the expected timing of completion of the combination; and other statements relating to the combination that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements.

With respect to the combination, these factors include, but are not limited to: risks and uncertainties relating to the ability to obtain the requisite Fyffes and Chiquita shareholder approvals; the risk that a condition to closing of the combination may not be satisfied; the length of time necessary to consummate the combination; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the combination may not be fully realized or may take longer to realize than expected; disruption arising as consequence of the combination making it more difficult to maintain existing relationships or establish new relationships with customers, employees or suppliers; the diversion of management time on transaction-related issues; the ability of the combined company to retain and hire key personnel; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect.

These risks, as well as other risks associated with the combination, are more fully discussed in the Proxy Statement/Prospectus/Scheme Circular that is included in the Registration Statement on Form S-4 and the First Supplement to the Proxy Statement/Prospectus/Scheme Circular that is included in the post-effective amendment to the Registration Statement on Form S-4 that were filed with the SEC in connection with the combination and are contained in the definitive Proxy Statement/Prospectus/Scheme Circular and in the definitive First Supplement to the Proxy Statement/Prospectus/Scheme Circular that have been mailed to shareholders. Additional risks and uncertainties are identified and discussed in Chiquita's reports filed with the SEC and available at the SEC's website at www.sec.gov and in Fyffes reports filed with the Registrar of companies available at Fyffes website at www.fyffes.com. Forward-looking statements included in this document speak only as of the date of this document. Neither Chiquita nor Fyffes undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this communication.

No statement in this communication is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Chiquita, or Fyffes or ChiquitaFyffes, as appropriate. No statement in this communication constitutes an asset valuation.

Statement Required by the Takeover Rules

The directors of Chiquita accept responsibility for the information contained in this communication. To the best of the knowledge and belief of the directors of Chiquita (who have taken all reasonable care to ensure that such is the case), the information contained in this communication for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Chiquita Contacts:

Investors

Steve Himes

1 980-636-5636

shimes@chiquita.com

Media

Ed Loyd

1 980-636-5145

eloyd@chiquita.com

Kelly Sullivan, Averell Withers or Joe Berg

Joele Frank, Wilkinson Brimmer Katcher

1 212-355-4449